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                                                                     EXHIBIT 5.1

                       (SULLIVAN & CROMWELL LETTERHEAD)




                                                                 August 15, 1994


Panhandle Eastern Corporation,
  5400 Westheimer Court,
    Houston, Texas 77056-5310.

Dear Sirs:

     In connection with the registration under the Securities Act of 1933
(the "Act") of 3,000,000 shares (the "Securities"), of Common Stock, par value $1.00 per share, of Panhandle Eastern Corporation, a Delaware corporation (the "Company"), and 3,000,000 related Participating Preferred Stock Purchase Rights (the "Rights"), to be issued pursuant to the Rights Agreement, dated March 11, 1986, as amended by Amendment to Rights Agreement, dated as of May 6, 1993 (the "Rights Amendment"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the




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Panhandle Eastern Corporation                                                -2-



basis of such examination, we advise you that, in our opinion:

     (1) When the registration statement relating to the Securities and the Rights (the "Registration Statement") has become effective under the Act, the terms of the sale of the Securities have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

     (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Securities have been validly issued and sold as contemplated by the Registration Statement, the Rights attributable to the Securities will be validly issued.

     In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to





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Panhandle Eastern Corporation                                                -3-


redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                             Very truly yours,

                                             /s/ SULLIVAN & CROMWELL